Exhibit 10.1

Adoption of Compensation Plan for Outside Directors

On September 17, 2007, the Board, upon the recommendation of the Compensation Committee of the Board, adopted a compensation plan for outside directors, as defined by the Board. The Board’s current outside directors are Emiliano Calemzuk and Ms. Serra. Under the terms of the plan, the outside directors will receive an annual cash retainer fee of $30,000 and an annual grant of restricted Common Stock (“Restricted Shares”). As of September 17, 2007, the Company awarded each of Mr. Calemzuk and Ms. Serra 1,000 Restricted Shares for their original grants. On the first anniversary of each director’s respective original Restricted Shares grant date, each outside director will receive a grant of additional Restricted Shares having a value equal to $30,000, based on the closing sale price of the Common Stock on the prior trading day. On the second anniversary of each director’s respective original Restricted Shares grant date, each outside director will receive a grant of additional Restricted Shares having a value equal to $40,000, based on the closing sale price of the Common Stock on the prior trading day. Each grant of Restricted Shares will vest twelve months following the grant date. Restricted Shares will be granted pursuant to the Company’s Amended and Restated 1999 Stock Option and Restricted Stock Plan. The Company reimburses nonemployee directors for actual travel and out-of-pocket expenses incurred in connection with attending meetings of the Board and committees of the Board. The following chart summarizes the annual compensation plan for outside directors:

	Cash Retainer	FMV of Restricted Share Grant(2)
Year 1(1)	$30,000	$27,750
Year 2(1)	$30,000	$30,000
Year 3(1)	$30,000	$40,000

(1)	Paid and issued on each outside director’s election date with respect to Year 1 and the first and second anniversary date of each such election date with respect to Years 2 and 3, respectively.
(2)

Based on the closing sale price of the Company’s common stock on the business day prior to the outside director’s (i) election date with respect to Year 1 and (ii) first and second anniversary date of election date with respect to Years 2 and 3, respectively.